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                                            Adaptive Broadband Corp.
                                            1143 Borregas Avenue
                                            Sunnyvale, CA  94089  USA
                                            (408) 732-4000  Fax: (408) 732-4244
                                            http://www.adaptivebroadband.com
                                            -----------------------------------






May 27, 1999



Don Anderson
2114 West 7th Street
Tempe, AZ  85281


Dear Don,

On April 14, 1999, I informed you of my intention to terminate your employment for reasons discussed with you at that time.

The following sets forth a severance agreement ("Agreement") offering assistance in supporting your transition to new employment but places certain obligations on you in return.

1. Your employment with Adaptive Broadband Corporation ("ADAP", formerly California Microwave, Inc.) will terminate on the earlier of (i) June 30, 1999 or (ii) the date on which you begin employment of any nature or duration elsewhere.

2. Commencing on July 1, 1999 and ending on the earlier of (i) June 30, 2000 or (ii) the date on which you accept regular employment with any company or (iii) the date on which you accept employment of any nature or duration with Radyne Comstream, SSET, Gilat or Hughes Network Systems, competitors of ADAP, ADAP will:

         a)       Provide you with weekly payments in the amount of $4,423.08.

         b) Continue your medical, dental, EAP, and VSP insurance plan participation. This insurance benefits participation will stop at the end of the month during which ADAP payments cease. After insurance coverage stops, you will have the option to continue insurance coverage for 18 months through COBRA.

         c)       Award any EIP bonus that is approved for you for FY99.



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         d)       Provide you with your 401(k) match and stock purchase shares based on your participation in the period ending June 30, 1999.

         e) Pay out accrued Personal Time Off based on your balance on June 30, 1999.

3. ADAP will provide "tail" E&O insurance to indemnify you against any and all claims against you as an officer of the Company.

4. Between July 1, 1999 and the earlier of (i) June 30, 2000 or (ii) the date on which you accept regular employment, you will receive out-placement counseling at a cost to ADAP not to exceed $15,000. The counseling provided by Hagberg Consulting Group will continue for the period originally contracted by ADAP, approximately one year from the date of commencement.

5. If, prior to June 30, 2000, you accept employment of any nature or duration elsewhere, you shall immediately notify ADAP in writing, specifying the date of acceptance, the name of the employer and the nature of the work relationship.

6. In exchange for the above consideration from ADAP, the receipt and sufficiency of which is hereby acknowledged, you and you on behalf of your heirs, personal representatives, and assigns, hereby voluntarily and irrevocably release, acquit and forever discharge ADAP, and all of ADAP's affiliated and related entities, and their officers, directors, agents, representatives, attorneys, servants, employees, predecessors, successors, assigns and all persons acting herein specifically named or not, from any and all claims, demands, liabilities, debts, judgments, damages, expenses, actions, causes of action or suits of any kind whatsoever which you, your heirs, personal representatives and assigns, and each of them, may have had or may now have, whether known or unknown, including, but not limited to, common law claims, statutory claims, claims for wages or earnings or benefits, claims for overtime, claims or causes of action under Title VII of the Civil Rights Acts of 1964, claims or causes of action under the Civil Rights Act of 1991, claims for wrongful termination (including constructive termination), defamation, or invasion of privacy, claims or causes of action under the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, claims or causes of action under the Fair Labor Standards Act ("FLSA"), claims or causes of action under the American with Disabilities Act ("ADA"), claims or causes of action under the Older Workers Benefit Protection Act ("OWBPA"), and claims or causes of action under the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, any other federal, state or municipal statute or ordinance, and claims or causes of action under any tort, contract or other theory, which arise out of or are connected in any way, directly or indirectly, with your employment by ADAP or your termination of such employment. You acknowledge that through this Agreement you are receiving consideration from ADAP beyond that to which you would otherwise be entitled.


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7.       The general release above extends to all claims which existed before the date of this Agreement, and therefore, you expressly waive all rights under Section 1542 of the California Civil Code. Section 1542 reads as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time for executing the release which, if just known to him, would have materially affected his settlement with the debtor."

8. You and ADAP agree not to make any negative or disparaging statement or comment about the other, its affiliates and their related persons and entities to any person, entity or organization.

9. You have been advised by ADAP to consult with an attorney prior to entering into this Agreement and have had full opportunity to do so. In entering into this Agreement, you acknowledge you are not relying on any statement, representation or promise by ADAP or any representative of ADAP which is not expressly set forth herein.

10. You and ADAP will keep the terms of this Agreement strictly confidential. You may disclose them to no one except to immediate family (who have agreed to the same confidentiality obligations) or as may be reasonably necessary for the purpose of obtaining professional advice, meeting legal reporting requirements or pursuant to judicial process, court order or subpoena.

11. This Agreement shall be governed by California law and may not be amended, modified, superseded, terminated or waived in whole or in part except in a writing signed by a duly authorized representative of the party against whom the amendment, modification, supersession, termination or waiver is asserted.

12. This Agreement sets forth the entire Agreement between you and ADAP and supersedes any and all prior agreements or understandings, written or oral, between you and ADAP pertaining to the subject matter of this Agreement.

13. You acknowledge that you have been given 21 days to review and study this Agreement prior to its execution and that you have the right to revoke this Agreement within 7 days following its execution. You acknowledge that you have had the opportunity and the time to discuss this Agreement with an attorney and you have been encouraged to do so by ADAP, and that no monies payable by ADAP pursuant to the terms of this Agreement shall be disbursed to you until the expiration of the time limits prescribed in this paragraph. You acknowledge that you are executing this Agreement voluntarily, free from duress, undue pressure or influence, harassment and intimidation. You acknowledge that this Agreement represents an important legal and binding agreement, and you enter into it voluntarily and with full knowledge of its intent and terms.


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14.      If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application, and to this end this Agreement is declared to be severable.

If you agree with the above provisions, please so indicate by signing both copies of this letter and returning one copy to me no later than June 17, 1999.


                                              Sincerely,

                                              Adaptive Broadband Corporation




                                              George Arena
                                              Executive Vice President

THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.


Agreed and Accepted

--------------------------------
Don Anderson


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Date


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